Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-148662 on Form S-3ASR of our report dated February 27, 2009, relating to the consolidated financial statements of PacifiCorp and its subsidiaries appearing in this Annual Report on Form 10-K of PacifiCorp for the year ended December 31, 2008.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP

Portland, Oregon
February 27, 2009